Exhibit 4.1

EXHIBIT G

FORM OF WARRANT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

Corporation:	Kiromic, Inc.
Number of Shares:	[ ]
Class of Stock:	Common Stock
Warrant Price:	$0.0001 per share
Issue Date:	[ ], 2019
Expiration Date:	[ ], 2029

THIS WARRANT TO PURCHASE COMMON STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, [                ] or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of stock (the “Shares”) of Kiromic, Inc., a Delaware corporation (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1    Method of Exercise.    Subject to the Exercise Schedule set forth at Section 1.2, below, Holder may exercise this Warrant from time to time for all or any part of the unexercised Shares by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of cash payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or an Acquisition (as defined below), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the closing of such transaction.

1.2    Exercise Schedule:

•	30% of the Shares beginning six months after the date on which the securities of the Company are first listed on a United States national securities exchange (such date, the “Listing Date”);

•	An additional 30% of the Shares beginning nine months after the Listing Date; and

•	The remainder of the Shares beginning twelve months after the Listing Date.

1.3    Delivery of Certificate and New Warrant. Within thirty (30) days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4    Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5    Acquisition of the Company.

1.5.1    Defined Terms.

(a)     “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, lease, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company by means of any transaction or series of related transactions, or (b) any reorganization, consolidation, acquisition, merger, sale of the voting securities of the Company or any other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction or series of related transactions.

1.5.2    Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least ten (10) days prior to the closing of any proposed Acquisition. The Company will cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition or agree to cash it out on an as-exercised cashless basis at the closing of the proposed Acquisition. Upon assumption by such Acquirer of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

1.6 Redemption.

1.6.1     Effect of Exercise of Special Redemption Right. In the event that Holder exercises his, her, or its “Special Redemption Right” pursuant to and in accordance with Section 4.3.6 of the Company’s current Restated Certificate of Incorporation, (as may be amended from time to time, the “Restated Certificate”), as applicable: (a) if Holder exercises such right with respect to all of his, her, or its shares of Series B Preferred Stock of the Company (“Series B Shares”), this Warrant shall terminate, or (b) if Holder exercises such right with respect to less than all of his, her, or its Series B Shares, the number of Shares that Holder is entitled to purchase pursuant to this Warrant shall be subject to pro rata reduction based on the percentage of Holder’s Series B Shares submitted for redemption by such Holder.

1.6.2    Effect of Delayed Redemption. Notwithstanding any provision hereof to the contrary, in the event that the Company fails or is unable to execute the redemption of Holder’s Series B Shares within 30 days of Holder’s submission of a Special Redemption Notice (as defined in Section 4.3.6 of the Restated Certificate), the Holder shall immediately be entitled to exercise this Warrant with respect to all of the Shares unless and until the amount owed to Holder pursuant to the exercise of such Special Redemption Right shall have been satisfied in accordance with Section 4.3.6 of the Restated Certificate.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, and, in either case, such event shall not result in an anti-dilution adjustment to the Shares pursuant to the Restated Certificate, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3    Adjustments for Combinations, Splits, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased and the number of Shares issuable under this Warrant shall be proportionately decreased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable under this Warrant shall be proportionately increased.

2.5    No Impairment. The Company shall not, by amendment of the Restated Certificate or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.6    Certificate as to Adjustments. Upon each adjustment of the Warrant Price and/or number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price and Number of Shares.

2.7    Limitations on Liability. Nothing contained in this Warrant shall be construed as imposing any liabilities on Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

2.8    Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount in cash computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1    Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1    The initial Warrant Price referenced on the first page of this Warrant is equal to the original issue price of the Shares.

3.1.2    This Warrant is and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3    The Company’s capitalization table delivered to Holder as of the Issue Date is true and complete as of the Issue Date.

3.2    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least ten (10) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

ARTICLE 4

MISCELLANEOUS

4.1    Legends. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.2    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

4.3    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing shall be delivered both physically and via electronic mail and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All notices to the Holder shall be addressed as follows:

[                    ]

Address:

Phone:

Email:

All notices to the Company shall be addressed as follows:

Kiromic, Inc.

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

Attn: Scott Dahlbeck

Phone: (713) 689-4450

Email: sdahlbeck@kiromic.com

4.4    Amendments; Waiver. This Warrant and any term hereof may be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

4.5    Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

4.6    No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

4.7    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4.8    Dispute Resolution. All disputes arising out of or in connection with this Warrant shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Any such arbitration shall (i) be subject to the application of the Governing Law, (ii) take place in Paris, France and (iii) be conducted in English. Each of the parties to this Warrant consents to personal jurisdiction for any emergency injunction sought in the U.S. District Court for the Southern District of Texas or any court of the State of Texas having subject matter jurisdiction. However, subsequent to the emergency injunction hearing, the merits of the matter will be decided by the ICC as per the procedure set forth above.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer(s) as of the first date written above.

KIROMIC, INC.

By:

Name:

Title:

APPENDIX I

NOTICE OF EXERCISE

1.    The undersigned hereby elects to purchase              shares of common stock of Kiromic, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant and tenders herewith payment of the purchase price of such shares in full.

2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Attention:
Email:

3.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Name and Title)

(Date)

SCHEDULE A

INVESTORS

Name and Address

Angelo Minotti

RM A&B, 12/F Seabright Plaza

6 – 23 Shell St. North Point

Hong Kong

Encap (Global) Asset Management Limited

Unit G, 12/F Seabright Plaza 9 – 23 Shell St.

North Point – Hong Kong

Interactive Engineering EOOD

3 Prof. Milko Bichev, fl.1, district of Oborishet, 1504 Sofia,

region of Sofia, municipality of Sofia, Bulgaria

Jui-Lien Chou Ho

4009 19th Street, Ste D

Lubbock, TX 79410

KEY HOLDERS:

/s/ Maurizio Chiriva-Internati
Maurizio Chiriva-Internati

/s/ Scott Dahlbeck
Scott Dahlbeck

/s/ Gianluca Rotino
Gianluca Rotino

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SCHEDULE A

INVESTORS

Name and Address

Angelo Minotti

RM A&B, 12/F Seabright Plaza

6 – 23 Shell St. North Point

Hong Kong

Encap (Global) Asset Management Limited

Unit G, 12/F Seabright Plaza 9 – 23 Shell St.

North Point – Hong Kong

Interactive Engineering EOOD

3 Prof. Milko Bichev, fl.1, district of Oborishet, 1504 Sofia,

region of Sofia, municipality of Sofia, Bulgaria

Jui-Lien Chou Ho

4009 19th Street, Ste D

Lubbock, TX 79410

Mohommad Otahbachi

4614 Suite 103

Lubbock, TX 79424

BCT Capital and Holdings, LLC

11501 Silver Lake Ct

Austin, TX 78732

SCHEDULE B

KEY HOLDERS

Name and Address

Scott Dahlbeck

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

Gianluca Rotino

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

Maurizio Chiriva

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

EXHIBIT A

CONSENT OF SPOUSE

I,                     , spouse of                     , acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of                     , 2019, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Key Holder Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the          day of                 , 2019.

Signature

Print Name

KEY HOLDERS:

/s/ Maurizio Chiriva-Internati
Maurizio Chiriva-Internati

/s/ Scott Dahlbeck
Scott Dahlbeck

/s/ Gianluca Rotino
Gianluca Rotino

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE B

KEY HOLDERS

Name and Address

Scott Dahlbeck

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

Gianluca Rotino

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

Maurizio Chiriva

Fannin South Professional Building

7707 Fannin, St Suite 140

Houston, Texas 77054

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                    , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of September 7, 2019 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1    Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants, or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐

As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐

As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	As a new Investor in accordance with Subsection 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	In accordance with Subsection 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2    Agreement. Holder hereby (a) agrees that the Stock, Options, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3    Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:

By:

Name and Title of Signatory

Address:

Facsimile Number:

ACCEPTED AND AGREED:

KIROMIC, INC.

By:

Title:

EXHIBIT B

CONSENT OF SPOUSE

I,                     , spouse of                     , acknowledge that I have read the Voting Agreement, dated as of                     , 2019, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: